PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-189888 Dated December 26, 2014
Royal Bank of Canada Contingent Return Optimization Securities
$811,400 Securities Linked to the S&P 500® Index, due on December 30, 2016
Investment Description
Contingent Return Optimization Securities are unconditional, unsecured and unsubordinated debt securities issued by Royal Bank of Canada with returns linked to the performance of the S&P 500® Index (the “Index”) (each, a “Security” and collectively, the “Securities”). If the Index Ending Level is equal to or greater than the Trigger Level of 85% of the Index Starting Level, Royal Bank of Canada will repay the principal amount at maturity plus pay a return equal to the greater of the Contingent Return of 6% and the Index Return, up to the Maximum Gain of 40%. If the Index Ending Level is less than the Trigger Level, you will be fully exposed to the negative Index Return and Royal Bank of Canada will pay less than the full principal amount at maturity, resulting in a loss of principal to investors that is proportionate to the percentage decline in the Index. Investing in the Securities involves significant risks. The Securities do not pay dividends or interest. You may lose some or all of your principal amount. The Securities will not be listed on any exchange.  The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Royal Bank of Canada.  If Royal Bank of Canada were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features	Key Dates
❑     Contingent Return with Participation Up to the Maximum Gain— At maturity, if the Index Ending Level is equal to or greater than the Trigger Level, Royal Bank of Canada will pay you the principal amount plus a return equal to at least the Contingent Return of 6%, with participation in any positive Index Return above the Contingent Return up to the Maximum Gain of 40%. If the Index Ending Level is less than the Trigger Level, investors will be exposed to the negative Index Return at maturity.
❑     Contingent Repayment of Principal— The contingent return feature also provides for the contingent repayment of principal at maturity.  If the Index Return is negative, but the Index Ending Level is greater than or equal to the Trigger Level, Royal Bank of Canada will repay your principal amount plus the 6% Contingent Return.  If the Index Ending Level is less than the Trigger Level, investors will be exposed to the full downside performance of the Index and Royal Bank of Canada will pay less than the full principal amount at maturity, resulting in a loss of principal to investors that is proportionate to the percentage decline in the Index.  Accordingly, you may lose some or all of the principal amount of the Securities. The contingent repayment of principal applies only at maturity.  Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Royal Bank of Canada.

Trade Date                    December 26, 2014
Settlement Date             December 31, 2014
Final Valuation Date1     December 23, 2016
Maturity Date1                December 30, 2016

1         Subject to postponement in the event of a market disruption event and as described under “General Terms of the Securities — Market Disruption Events” on page PS- 14 in the accompanying product prospectus supplement CROS-2.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE INDEX. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF ROYAL BANK OF CANADA.  YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 5 OF THIS PRICING SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-2 OF PRODUCT PROSPECTUS SUPPLEMENT CROS-2 BEFORE PURCHASING ANY SECURITIES.  EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES.  YOU COULD LOSE SOME OR ALL OF THE PRINCIPAL AMOUNT OF THE SECURITIES.

Security Offering
We are offering Contingent Return Optimization Securities Linked to the S&P 500® Index.  The return on the principal amount is subject to, and will not exceed, the predetermined Maximum Gain. The Securities are offered at a minimum investment of 100 Securities at the Price to Public described below.

Underlying Index	Contingent Return	Maximum Gain	Index Starting Level	Trigger Level	CUSIP	ISIN
S&P 500® Index	6%	40%	2,088.77	1,775.45, which is 85% of the Index Starting Level (rounded to two decimal places)	78011Y777	US78011Y7774
See “Additional Information About Royal Bank of Canada and the Securities” in this pricing supplement. The Securities will have the terms specified in the prospectus dated July 23, 2013, the prospectus supplement dated July 23, 2013, product prospectus supplement no. CROS-2, dated August 1, 2013 and this pricing supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, prospectus supplement and product prospectus supplement.  Any representation to the contrary is a criminal offense.

	Price to Public		Fees and Commissions(1)		Proceeds to Us
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities Linked to the S&P 500® Index	$811,400	$10.00	$0.00	$0.00	$811,400	$10.00

(1) UBS Financial Services Inc., which we refer to as UBS, will sell the Securities to certain fee-based advisory accounts at a price to public of $10 per Security and will not receive a sales commission with respect to those sales. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page 12 of this pricing supplement.

The initial estimated value of the Securities as of the date of this document is $9.9135 per $10 in principal amount, which is less than the price to public. The actual value of the Securities at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  We describe our determination of the initial estimated value under ‘‘Key Risks’’ beginning on page 5, “Supplemental Plan of Distribution (Conflicts of Interest)” on page 12 and “Structuring the Securities” on page 12 of this pricing supplement.

The Securities will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States government agency or instrumentality.

UBS Financial Services Inc.	RBC Capital Markets, LLC

Additional Information About Royal Bank of Canada and the Securities
You should read this pricing supplement together with the prospectus dated July 23, 2013, as supplemented by the prospectus supplement dated July 23, 2013, relating to our Series F medium-term notes of which these Securities are a part, and the more detailed information contained in product prospectus supplement UBS-CROS-2 dated August 1, 2013.  This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the product prospectus supplement UBS-CROS-2, as the Securities involve risks not associated with conventional debt securities.

If the terms of the prospectus, prospectus supplement and product prospectus supplement no. CROS-2 are inconsistent with the terms discussed herein, the terms discussed in this pricing supplement will control.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Product prospectus supplement UBS-CROS-2 dated August 1, 2013: http://www.sec.gov/Archives/edgar/data/1000275/000121465913004245/g731130424b5.htm

♦	Prospectus supplement dated July 23, 2013: http://www.sec.gov/Archives/edgar/data/1000275/000121465913004045/j716130424b3.htm

♦	Prospectus dated July 23, 2013: http://www.sec.gov/Archives/edgar/data/1000275/000121465913004043/f722130424b3.htm

As used in this pricing supplement, the “Company,” “we,” “us” or “our” refers to Royal Bank of Canada.

Investor Suitability
The Securities may be suitable for you if, among other considerations:

♦     You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦     You can tolerate the loss of all or a substantial portion of the principal amount of the Securities and are willing to make an investment that may have the full downside market risk as a hypothetical investment in the Index.

♦     You believe the level of the Index will appreciate over the term of the Securities and that the appreciation is unlikely to exceed the Maximum Gain.

♦     You understand and accept that your potential return is limited by the Maximum Gain and you are willing to invest in the Securities based on the Maximum Gain indicated on the cover page hereof.

♦     You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Index.

♦     You do not seek current income from your investment and are willing to forgo dividends paid on the Index stocks.

♦     You are willing to hold the Securities to maturity and accept that there may be little or no secondary market for the Securities.

♦     You are willing to assume the credit risk of Royal Bank of Canada for all payments under the Securities, and understand that if Royal Bank of Canada defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

♦     You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦     You require an investment designed to provide a full return of principal at maturity.

♦     You cannot tolerate the loss of all or a substantial portion of the principal amount of the Securities, and you are not willing to make an investment that may have the full downside market risk as a hypothetical investment in the Index.

♦     You believe that the level of the Index will decline below the Trigger Level over the term of the Securities, or you believe the level of the Index will appreciate over the term of the Securities by a percentage that exceeds the Maximum Gain.

♦     You seek an investment that has unlimited return potential without a cap on appreciation.

♦     You are unwilling to invest in the Securities based on the Maximum Gain indicated on the cover page hereof.

♦     You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Index.

♦     You seek current income from this investment or prefer to receive the dividends paid on the Index stocks.

♦     You are unable or unwilling to hold the Securities to maturity or you seek an investment for which there will be an active secondary market.

♦     You are not willing to assume the credit risk of Royal Bank of Canada for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 5 of this pricing supplement and “Risk Factors” in the product prospectus supplement UBS-CROS-2 for risks related to an investment in the Securities.

Final Terms of the Securities1
Issuer:	Royal Bank of Canada

Issue Price:	$10 per Security (subject to a minimum purchase of 100 Securities).

Principal Amount:	$10 per Security.

Term:	Approximately two years

Index:	S&P 500® Index

Contingent Return:	6%

Maximum Gain:	40%

Payment at Maturity (per $10 Security):
If the Index Ending Level is greater than or equal to the Trigger Level: Royal Bank of Canada will pay you:

$10 + $10 × [(the greater of: (a) the Contingent Return and (b) the Index Return), subject to the Maximum Gain];

If the Index Ending Level is less than the Trigger Level, Royal Bank of Canada will pay you:

$10 + ($10 x Index Return)

In this scenario, you will lose some or all of the principal amount of the Securities in an amount proportionate to the negative Index Return.

Index Return:	Index Ending Level – Index Starting Level Index Starting Level

Trigger Level:	1,775.45, which is 85% of the Index Starting Level (rounded to two decimal places).

Index Starting Level:	2,088.77, which was the Index Closing Level on the Trade Date.

Index Ending Level:	The Index Closing Level on the Final Valuation Date.

Investment Timeline

Trade Date:	The Maximum Gain was set. The Index Starting Level and Trigger Level were determined.

Maturity Date:
The Index Ending Level and Index Return are determined.

If the Index Ending Level is equal to or greater than the Trigger Level, Royal Bank of Canada will pay you a cash payment per $10.00 Security that provides you with your principal amount plus a return equal to the greater of the Contingent Return and the Index Return, subject to the Maximum Gain. Your payment at maturity per $10.00 Security will be equal to:

$10 + $10 × [(the greater of: (a) the Contingent Return and (b) the Index Return), subject to the Maximum Gain];

If the Index Ending Level is less than the Trigger Level, Royal Bank of Canada will pay you a cash payment that is less than the principal amount of $10.00 per Security, resulting in a loss of principal that is proportionate to the percentage decline in the Index, and equal to:

$10.00 + ($10.00 x Index Return)

In this scenario, you will lose some or all of the principal amount of the Securities in an amount proportionate to the negative Index Return.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT.  ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF ROYAL BANK OF CANADA.  IF ROYAL BANK OF CANADA WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

1 Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the product prospectus supplement UBS-CROS-2 in the section titled “General Terms of the Securities.”

Key Risks
An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in any of the component securities of the Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product prospectus supplement UBS-CROS-2.  We also urge you to consult your investment, legal, tax, accounting and other advisors before investing in the Securities.

Risks Relating to the Securities Generally

♦
Your Investment in the Securities May Result in a Loss of Principal – The Securities differ from ordinary debt securities in that Royal Bank of Canada is not necessarily obligated to repay the full principal amount of the Securities at maturity. The return on the Securities at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive or negative. If the Index Ending Level is less than the Trigger Level, you will be fully exposed to any negative Index Return and Royal Bank of Canada will pay you less than your principal amount at maturity, resulting in a loss of principal of your Securities that is proportionate to the percentage decline in the Index.  Accordingly, you could lose the entire principal amount of the Securities.

♦
The Contingent Return Applies Only if You Hold the Securities to Maturity – You should be willing to hold the Securities to maturity.  If you are able to sell your Securities in the secondary market, the return you realize will likely not reflect the full effect of the Contingent Return or the Securities themselves, and may be less than the return of the Index at the time of sale, even if that return is positive and less than the Maximum Gain.

♦
The Contingent Repayment of Principal Applies Only if You Hold the Securities to Maturity - The contingent repayment of principal is only available at maturity.  If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss, even if the level of the Index is above the Trigger Level at the time of sale.

♦
The Appreciation Potential of the Securities Is Limited by the Maximum Gain – If the Index Return is positive, Royal Bank of Canada will pay you $10 per Security at maturity plus an additional return that will not exceed the Maximum Gain, regardless of the appreciation in the Index, which may be significant.  Therefore, your return on the Securities may be less than your return would be on a hypothetical direct investment in the Index or in the component stocks of the Index.

♦	No Interest Payments – Royal Bank of Canada will not pay any interest with respect to the Securities.

♦
Credit Risk of Royal Bank of Canada – The Securities are unsubordinated, unsecured debt obligations of the issuer, Royal Bank of Canada, and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Securities, including any repayment of principal at maturity, depends on the ability of Royal Bank of Canada to satisfy its obligations as they come due.  As a result, the actual and perceived creditworthiness of Royal Bank of Canada may affect the market value of the Securities and, in the event Royal Bank of Canada were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment.

♦
Your Return on the Securities May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity – The return that you will receive on the Securities, which could be negative, may be less than the return you could earn on other investments.  Even if your return is positive, your return may be less than the return you could earn if you bought a conventional senior interest bearing debt security of Royal Bank of Canada with the same maturity date or if you were able to invest directly in the Index or the securities included in the Index.  Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

♦
Lack of Liquidity – The Securities will not be listed on any securities exchange.  RBC Capital Markets, LLC (“RBCCM”) intends to offer to purchase the Securities in the secondary market, but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily.  Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which RBCCM is willing to buy the Securities.

♦
No Dividend Payments or Voting Rights – Investing in the Securities is not equivalent to investing directly in any of the component securities of the Index. As a holder of the Securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the equity securities underlying the Index would have.  The Index is a price return index, and the Index Return excludes any cash dividend payments paid on its component stocks.

♦
The Initial Estimated Value of the Securities Is Less than the Price to the Public.   The initial estimated value that is set forth on the cover page of this document, which is less than the public offering price you pay for the Securities, does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the Securities in any secondary market (if any exists) at any time.  If you attempt to sell the Securities prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value.  This is due to, among other things, changes in the level of the Index, the borrowing rate we pay to issue securities of this kind, and our estimated profit and the costs relating to our hedging of the Securities.  These factors, together with various credit, market and economic factors over the term of the Securities, are expected to reduce the price at which you may be able to sell the Securities in any secondary market and will affect the value of the Securities in complex and unpredictable ways.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Securities prior to maturity may be less than the price to public, as any such sale price would not be expected to include the underwriting discount and our estimated profit and the costs relating to our hedging of the Securities. In addition, any price at which you may sell the Securities is likely to reflect customary bid-ask spreads for similar trades.  In addition to bid-ask spreads, the value of the Securities determined for any secondary market price is expected to be based on the secondary rate rather than the internal borrowing rate used to price the Securities and determine the initial estimated value.  As a result, the secondary price will be less than if the internal borrowing rate was used.  The Securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Securities to maturity.

♦
Our Initial Estimated Value of the Securities Is an Estimate Only, Calculated as of the Time the Terms of the Securities Are Set — The initial estimated value of the Securities is based on the value of our obligation to make the payments on the Securities, together with the mid-market value of the derivative embedded in the terms of the Securities.  See “Structuring the Securities” below.  Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Securities.  These assumptions are based on certain forecasts about future events, which may prove to be incorrect.  Other entities may value the Securities or similar securities at a price that is significantly different than we do.

The value of the Securities at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the Securities in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Securities.

♦
Changes Affecting the Index – The policies of the index sponsor concerning additions, deletions and substitutions of the stocks included in the Index and the manner in which the reference sponsor takes account of certain changes affecting those stocks included in the Index may adversely affect the level of the Index.  The policies of the reference sponsor with respect to the calculation of the Index could also adversely affect the level of the Index.  The reference sponsor may discontinue or suspend calculation or dissemination of the Index and has no obligation to consider your interests in the Securities when taking any action regarding the Index.  Any such actions could have an adverse effect on the value of the Securities.

♦
Potential Conflicts – We and our affiliates play a variety of roles in connection with the issuance of the Securities, including hedging our obligations under the Securities.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

♦
Potentially Inconsistent Research, Opinions or Recommendations by RBCCM, UBS or Their Affiliates – RBCCM, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and which may be revised at any time. Any such research, opinions or recommendations could affect the value of the Index or the equity securities included in the Index, and therefore, the market value of the Securities.

♦	Uncertain Tax Treatment – Significant aspects of the tax treatment of an investment in the Securities are uncertain. You should consult your tax adviser about your tax situation.

♦
Potential Royal Bank of Canada and UBS Impact on Price – Trading or other transactions by Royal Bank of Canada, UBS and our respective affiliates in the equity securities included in the Index or in futures, options, exchange-traded funds or other derivative products on the equity securities included in the Index may adversely affect the market value of those securities, the level of the Index and therefore, the market value of the Securities.

♦
Many Economic and Market Factors Will Impact the Value of the Securities – In addition to the level of the Index on any trading day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the actual or expected volatility of the Index;

♦	the time remaining to maturity of the Securities;

♦	the dividend rate on the equity securities included in the Index;

♦	interest and yield rates in the market generally, as well as in each of the markets of the equity securities included in the Index;

♦	a variety of economic, financial, political, regulatory or judicial events; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Hypothetical Examples and Return Table at Maturity
The following table and hypothetical examples below illustrate the payment at maturity per $10.00 Security for a hypothetical range of Index Returns from -100.00% to +100.00%, reflect the actual Contingent Return and the Maximum Gain, and assume a hypothetical Index Starting Level of 2,000, and a Trigger Level of 1,700. The actual Index Starting Level and Trigger Level are set forth on the cover page of this pricing supplement. The hypothetical Payment at Maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities. The actual payment at maturity will be determined based on the Index Ending Level on the Final Valuation Date. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Example 1 – On the Final Valuation Date, the Index closes 45% above the Index Starting Level. Because the Index Ending Level is greater than the Trigger Level, Royal Bank of Canada will pay you at maturity an amount based upon the greater of the Contingent Return and the Index Return, subject to the Maximum Gain.  Since the Index Return of 45% is greater than the Maximum Gain, the payment at maturity will be $14.00 per $10 principal amount Security.

Example 2 – On the Final Valuation Date, the Index closes 15% above the Index Starting Level. Because the Index Ending Level is greater than the Trigger Level, Royal Bank of Canada will pay you at maturity an amount based upon the greater of the Contingent Return and the Index Return, subject to the Maximum Gain.  Since the Index Return of 15% is greater than the Contingent Return but less than the Maximum Gain, the payment at maturity per $10 principal amount Security will be calculated as follows:

$10 + ($10 x 15%) = $10 + $1.50 = $11.50

Example 3 – On the Final Valuation Date, the Index closes 2% above the Index Starting Level. Because the Index Ending Level is greater than the Trigger Level, Royal Bank of Canada will pay you an amount based upon the greater of the Contingent Return and the Index Return, subject to the Maximum Gain.  Since the Index Return of 2% is less than the Contingent Return, the payment at maturity per $10 principal amount Security will be calculated as follows:

$10 + ($10 x 6%) = $10 + $0.60 = $10.60

Example 4 – On the Final Valuation Date, the Index closes 10% below the Index Starting Level. Because the Index Ending Level is greater than the Trigger Level, Royal Bank of Canada will pay you at maturity an amount based upon the greater of the Contingent Return and the Index Return, subject to the Maximum Gain. Since the Index Return of -10% is less than the Contingent Return, the payment at maturity per $10 principal amount Security will be calculated as follows:

$10 + ($10 x 6%) = $10 + $0.60 = $10.60

Example 5 – On the Final Valuation Date, the Index closes 40% below the Index Starting Level. Because the Index Ending Level is less than the Trigger Level, you will be fully exposed to the negative Index Return, and Royal Bank of Canada will pay you at maturity a cash payment of $6 per $10 principal amount Security (a 40% loss on the principal amount), calculated as follows:

$10 + ($10 x -40%) = $10 - $4 = $6.00

Hypothetical Index Ending Level	Hypothetical Index Return1	Hypothetical Payment at Maturity ($)	Hypothetical Total Return on Securities (%)2
4,000.00	100.00%	$14.00	40.00%
3,500.00	75.00%	$14.00	40.00%
3,000.00	50.00%	$14.00	40.00%
2,800.00	40.00%	$14.00	40.00%
2,600.00	30.00%	$13.00	30.00%
2,400.00	20.00%	$12.00	20.00%
2,200.00	10.00%	$11.00	10.00%
2,120.00	6.00%	$10.60	6.00%
2,060.00	3.00%	$10.60	6.00%
2,000.00	0.00%	$10.60	6.00%
1,900.00	-5.00%	$10.60	6.00%
1,800.00	-10.00%	$10.60	6.00%
1,700.00	-15.00%	$10.60	6.00%
1,600.00	-20.00%	$8.00	-20.00%
1,400.00	-30.00%	$7.00	-30.00%
1,300.00	-35.00%	$6.50	-35.00%
1,200.00	-40.00%	$6.00	-40.00%
1,000.00	-50.00%	$5.00	-50.00%
500.00	-75.00%	$2.50	-75.00%
0.00	-100.00%	$0.00	-100.00%

1 The Index Return excludes any cash dividend payments.
2 The “total return” is the number, expressed as a percentage, that results from comparing the payment at maturity per $10 principal amount Security to the purchase price of $10 per Security.

What Are the Tax Consequences of the Securities?
U.S. Federal Income Tax Consequences

Set forth below, together with the discussion of U.S. federal income tax in the accompanying product prospectus supplement, prospectus supplement, and prospectus, is a summary of the material U.S. federal income tax consequences relating to an investment in the Securities.  The following summary supplements and to the extent inconsistent with supersedes the discussion under the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement, the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement, and the section entitled “Tax Consequences” in the accompanying prospectus, which you should carefully review prior to investing in the Securities.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat a note with terms described herein as a pre-paid cash-settled derivative contract in respect of the Index for U.S. federal income tax purposes, and the terms of the Securities require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance with such characterization.  If the Securities are so treated, a holder should generally recognize capital gain or loss upon the sale or maturity of the Securities in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the Securities.  Alternative tax treatments are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  In addition, the Internal Revenue Service has released a notice that may affect the taxation of holders of the Securities.  According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any.  It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special "constructive ownership rules" of Section 1260 of the Internal Revenue Code might be applied to such instruments.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Individual holders that own “specified foreign financial assets” may be required to include certain information with respect to such assets with their U.S. federal income tax return. You are urged to consult your own tax advisor regarding such requirements with respect to the Securities.

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder.  Under proposed Treasury Department regulations, certain payments (including deemed payments) that are contingent upon or determined by reference to actual or estimated U.S. source dividends, with respect to certain equity-linked instruments, whether explicitly stated or implicitly taken into account in computing one or more of the terms of such instruments, including the securities, may be treated as dividend equivalents.  If enacted in their current form, the regulations will impose a withholding tax on payments or deemed payments made on the securities on or after January 1, 2016 that are treated as dividend equivalents.  However, the U.S. Treasury Department and Internal Revenue Service have announced that they intend to limit this withholding to equity-linked instruments issued on or after the date that is 90 days after the date of publication in the U.S. Federal Register of final regulations addressing dividend equivalent withholding. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

Please see the discussion under the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” on page PS-20 in the accompanying product prospectus supplement for a further discussion of the U.S. federal income tax consequences of an investment in the Securities.

Canadian Federal Income Tax Consequences

For a discussion of the material Canadian federal income tax consequences relating to an investment in the Securities, please see the section entitled “Tax Consequences — Canadian Taxation” in the accompanying prospectus, which you should carefully review prior to investing in the Securities.

The S&P 500® Index
The SPX is intended to provide an indication of the pattern of common stock price movement in the large capitalization segment of the U.S. equity market. The calculation of the level of the SPX is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. On November 28, 2014, the average market capitalization of the companies included in the SPX was $38.77 billion. As of that date, the largest component of the SPX had a market capitalization of $712.14 billion, and the smallest component of the SPX had a market capitalization of $2.91 billion.

The index sponsor chooses companies for inclusion in the SPX with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its Stock Guide Database of over 10,000 companies, which the index sponsor uses as an assumed model for the composition of the total market. Relevant criteria employed by the index sponsor include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock generally is responsive to changes in the affairs of the respective industry, and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the SPX, with the approximate percentage of the market capitalization of the SPX included in each group as of November 28, 2014 indicated in parentheses: Information Technology (20.0%), Financials (16.3%), Health Care (14.3%), Consumer Discretionary (12.0%), Industrials (10.4%), Consumer Staples (9.9%), Energy (8.4%), Materials (3.2%), Utilities (3.1%) and Telecommunication Services (2.4%). S&P from time to time, in its sole discretion, may add companies to, or delete companies from, the SPX to achieve the objectives stated above.

The index sponsor calculates the SPX by reference to the prices of the constituent stocks of the SPX without taking account of the value of dividends paid on those stocks. As a result, the return on the Securities will not reflect the return you would realize if you actually owned the SPX constituent stocks and received the dividends paid on those stocks.

Computation of the SPX

While the index sponsor currently employs the following methodology to calculate the SPX, no assurance can be given that the index sponsor will not modify or change this methodology in a manner that may affect the Payment at Maturity.

Historically, the market value of any component stock of the SPX was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, the index sponsor began shifting the SPX halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the SPX to full float adjustment on September 16, 2005. The index sponsor’s criteria for selecting stocks for the SPX did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the SPX.

Under float adjustment, the share counts used in calculating the SPX reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.

In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the SPX.  Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings.  However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.

Treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares are normally part of the float unless those shares form a control block.  If a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class are treated as a control block.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding.  As of September 21, 2012, available float shares are defined as the total shares outstanding less shares held by control holders.  This calculation is subject to a 5% minimum threshold for control blocks.  For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, the index sponsor would assign that company an IWF of 1.00, as no control group meets the 5% threshold.  However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, the index sponsor would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control.  For companies with multiple classes of stock, the index sponsor calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

The SPX is calculated using a base-weighted aggregate methodology. The level of the SPX reflects the total market value of all 500 component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to work with and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941- 43 = 10. In practice, the daily calculation of the SPX is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the SPX, it serves as a link to the original base period level of the SPX. The index divisor keeps the SPX comparable over time and is the manipulation point for all adjustments to the SPX, which is index maintenance.

Index Maintenance

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the SPX, and do not require index divisor adjustments.

To prevent the level of the SPX from changing due to corporate actions, corporate actions which affect the total market value of the SPX require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the SPX remains constant and does not reflect the corporate actions of individual companies in the SPX. Index divisor adjustments are made after the close of trading and after the calculation of the index closing level.

Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. All other changes of 5.00% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, at the market offerings, or other recapitalizations) are made weekly and are announced on Wednesdays for implementation after the close of trading on the following Wednesday. Changes of less than 5.00% due to a company’s acquisition of another company in the SPX are made as soon as reasonably possible. All other changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior.

Changes in IWFs of more than five percentage points caused by corporate actions (such as merger and acquisition activity, restructurings, or spinoffs) will be made as soon as reasonably possible. Other changes in IWFs will be made annually when IWFs are reviewed.

License Agreement

S&P® is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”).  These trademarks have been licensed for use by S&P Dow Jones Indices LLC. “Standard & Poor’s®,” “S&P 500®” and “S&P®” are trademarks of S&P. These trademarks have been sublicensed for certain purposes by us.  The SPX is a product of S&P Dow Jones Indices LLC and/or its affiliates and has been licensed for use by us.

The Securities are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”).  S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the Securities or any member of the public regarding the advisability of investing in Securities generally or in the Securities particularly or the ability of the SPX to track general market performance.  S&P Dow Jones Indices’ only relationship to us with respect to the SPX is the licensing of the SPX and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors.  The SPX is determined, composed and calculated by S&P Dow Jones Indices without regard to us or the Securities.  S&P Dow Jones Indices have no obligation to take our needs or the needs of holders of the Securities into consideration in determining, composing or calculating the SPX.  S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the Securities or the timing of the issuance or sale of the Securities or in the determination or calculation of the equation by which the Securities are to be converted into cash.  S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the Securities.  There is no assurance that investment products based on the SPX will accurately track index performance or provide positive investment returns.  S&P Dow Jones Indices LLC and its subsidiaries are not investment advisors.  Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice.   Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the Securities currently being issued by us, but which may be similar to and competitive with the Securities.  In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the SPX.  It is possible that this trading activity will affect the value of the Securities.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE SPX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO.  S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN.  S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, HOLDERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE SPX OR WITH RESPECT TO ANY DATA RELATED THERETO.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND US, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

Historical Information

The following table sets forth the quarterly high, low and period-end closing levels of the Index, as reported by Bloomberg Financial Markets.  The closing level of the Index on December 26, 2014 was 2,088.77. The historical values of the Index should not be taken as an indication of future performance. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Period-End Close
1/1/2009	3/31/2009	934.70	676.53	797.87
4/1/2009	6/30/2009	946.21	811.08	919.32
7/1/2009	9/30/2009	1,071.66	879.13	1,057.08
10/1/2009	12/31/2009	1,127.78	1,025.21	1,126.42
1/1/2010	3/31/2010	1,174.17	1,056.74	1,169.43
4/1/2010	6/30/2010	1,217.28	1,030.71	1,030.71
7/1/2010	9/30/2010	1,148.67	1,022.58	1,141.20
10/1/2010	12/31/2010	1,259.78	1,137.03	1,257.88
1/1/2011	3/31/2011	1,343.01	1,256.88	1,325.83
4/1/2011	6/30/2011	1,363.61	1,265.42	1,320.64
7/1/2011	9/30/2011	1,353.22	1,119.46	1,131.42
10/1/2011	12/31/2011	1,285.09	1,099.23	1,257.60
1/1/2012	3/31/2012	1,416.51	1,277.06	1,408.47
4/1/2012	6/30/2012	1,419.04	1,278.04	1,362.16
7/1/2012	9/30/2012	1,465.77	1,334.76	1,440.67
10/1/2012	12/31/2012	1,461.40	1,353.33	1,402.43
1/1/2013	3/31/2013	1,569.19	1,457.15	1,569.19
4/1/2013	6/30/2013	1,669.16	1,541.61	1,606.28
7/1/2013	9/30/2013	1,725.52	1,614.08	1,681.55
10/1/2013	12/31/2013	1,848.36	1,655.45	1,848.36
1/1/2014	3/31/2014	1,878.04	1,741.89	1,872.34
4/1/2014	6/30/2014	1,962.87	1,815.69	1,960.23
7/1/2014	9/30/2014	2,011.36	1,909.57	1,972.29
10/1/2014	12/26/2014*	2,088.77	1,862.49	2,088.77

*           This pricing supplement includes information for the fourth calendar quarter of 2014 for the period from October 1, 2014 through December 26, 2014. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low,” and Quarterly Period End Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2014.

The graph below illustrates the performance of the Index from January 1, 2009 to December 26, 2014, based on the Index Starting Level of 2,088.77, which was the closing level of the Index on December 26, 2014.
HISTORIC PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE
Source: Bloomberg L.P.  We have not independently investigated the accuracy or completeness of information obtained from Bloomberg Financial Markets.

Supplemental Plan of Distribution (Conflicts of Interest)
We have agreed to indemnify UBS and RBCCM against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS and RBCCM may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We have agreed that UBS may sell all or a part of the Securities that it will purchase from us to investors at the price to public listed on the cover hereof, or its affiliates at the price indicated on the cover of this pricing supplement.

UBS will sell the Securities to certain fee-based advisory accounts at the price to public of $10 per Security and will not receive a sales commission with respect to such sales.

Subject to regulatory constraints and market conditions, RBCCM intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and RBCCM and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “Use of Proceeds and Hedging” beginning on page PS-10 of the accompanying product prospectus supplement UBS-CROS-2.

The value of the Securities shown on your account statement may be based on RBCCM’s estimate of the value of the Securities if RBCCM or another of our affiliates were to make a market in the Securities (which it is not obligated to do).  That estimate will be based upon the price that RBCCM may pay for the Securities in light of then prevailing market conditions, our creditworthiness and transaction costs.  For a period of approximately seven months after the issue date of the Securities the value of the Securities that may be shown on your account statement may be higher than RBCCM’s estimated value of the Securities at that time.  This is because the estimated value of the Securities will not include our hedging costs and profits; however, the value of the Securities shown on your account statement during that period may be a higher amount, potentially reflecting the addition of our estimated costs and profits from hedging the Securities.  Any such excess is expected to decrease over time until the end of this period.  After this period, if RBCCM repurchases your Securities, it expects to do so at prices that reflect their estimated value.  This period may be reduced at RBCCM’s discretion based on a variety of factors, including but not limited to, the amount of the Securities that we repurchase and our negotiated arrangements from time to time with UBS.

For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated July 23, 2013.

Structuring the Securities
The Securities are our debt securities, the return on which is linked to the performance of the Index.  As is the case for all of our debt securities, including our structured notes, the economic terms of the Securities reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Securities at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate rather than the secondary market rate is a factor that resulted in a higher initial estimated value of the Securities at the time their terms are set than if the secondary market rate was used. Unlike the estimated value included on the cover of this document, any value of the Securities determined for purposes of a secondary market transaction may be based on a different borrowing rate, which may result in a lower value for the Securities than if our initial internal borrowing rate were used.

In order to satisfy our payment obligations under the Securities, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries.  The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Index, and the tenor of the Securities.  The economic terms of the Securities and their initial estimated value depend in part on the terms of these hedging arrangements.

The lower implied borrowing rate is a factor that reduces the economic terms of the Securities to you.  The initial offering price of the Securities also reflects the underwriting commission and our estimated hedging costs.  These factors result in the initial estimated value for the Securities on the Trade Date being less than their public offering price.  See “Key Risks—The Initial Estimated Value of the Securities Is Less than the Price to the Public” above.

Terms Incorporated in Master Note
The terms appearing above under the caption “Final Terms of the Securities” and the provisions in the accompanying product prospectus supplement UBS-CROS-2 dated August 1, 2013 under the caption “General Terms of the Securities,” are incorporated into the master note issued to DTC, the registered holder of the Securities.

Validity of the Securities
In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the Securities has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Securities have been duly executed, authenticated and issued in accordance with the Indenture, the Securities will be validly issued and, to the extent validity of the Securities is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada).  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Quebec and the federal laws of Canada applicable thereto.  In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated July 24, 2013, which has been filed as Exhibit 5.1 to Royal Bank’s Form 6-K filed with the SEC on July 24, 2013.

In the opinion of Morrison & Foerster LLP, when the Securities have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Securities will be valid, binding and enforceable obligations of Royal Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith).  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated July 24, 2013, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated July 24, 2013.